   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1996



                                                      REGISTRATION NO. 333-12675

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------
                             CV THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                    8731                   43-1570294
    (State or other          (Primary Standard          (I.R.S. Employer
    jurisdiction of              Industrial          Identification Number)
    incorporation or        Classification Code
     organization)                Number)

                         ------------------------------

                               3172 PORTER DRIVE
                              PALO ALTO, CA 94304
                                 (415) 812-0585
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                          LOUIS G. LANGE, M.D., PH.D.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             CV THERAPEUTICS, INC.
                               3172 PORTER DRIVE
                              PALO ALTO, CA 94304
                                 (415) 812-0585
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

             ALAN C. MENDELSON, ESQ.                               DAVID J. SEGRE, ESQ.
            DEBORAH A. MARSHALL, ESQ.                             ISSAC J. VAUGHN, ESQ.
                COOLEY GODWARD LLP                               BRIDGET LOGTERMAN, ESQ.
              FIVE PALO ALTO SQUARE                                HAROLD DEGRAFF, ESQ.
               3000 EL CAMINO REAL                         WILSON, SONSINI, GOODRICH & ROSATI,
             PALO ALTO, CA 94306-2155                            PROFESSIONAL CORPORATION
                  (415) 843-5000                                    650 PAGE MILL ROAD
                                                                   PALO ALTO, CA 94306
                                                                      (415) 493-9300

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(o) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                     TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM AGGREGATE              AMOUNT OF
                  SECURITIES TO BE REGISTERED                           OFFERING PRICE(2)                REGISTRATION FEE
Common Stock, $.001 par value...................................           $34,500,000                       $11,897

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

SEC Registration Fee                                                   11,897
NASD Filing Fee                                                         3,950
Nasdaq National Market Filing Fee                                       *
Blue Sky Fees and Expenses                                             15,000
Accounting Fees                                                       140,000
Legal Fees and Expenses                                               325,000
Transfer Agent and Registrar Fees                                      10,000
Directors and Officers Insurance                                      175,000
Printing and Engraving                                                175,000
Miscellaneous                                                           *
    Total                                                           $   *
                                                                    ---------
                                                                    ---------

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*  To be filed by amendment.

ITEM 14  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Restated Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

The Registrant has entered into indemnification agreements with each officer and director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

The form of Underwriting Agreement, to filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Since September 1, 1993, the Company has sold and issued the following unregistered securities:

    (1) Since September 1, 1993, the Company has granted stock options to purchase 1,278,890 shares of Common Stock to a total of 123 employees, consultants and non-employee directors at a weighted average exercise price of $2.07 per share pursuant to the 1992 Stock Plan, the Incentive Plan, the Directors' Plan, as well as outside these plans.

    (2) In September 1993, the Company issued warrants to purchase 3,000 shares of Series C Preferred Stock, convertible into 3,000 shares of Common Stock, at an exercise price of $12.50 per share to two accredited investors. Both warrants have expired.

    (3) In March and April 1994, the Company issued and sold 829,657 shares of Series D Preferred Stock, convertible into 829,657 shares of Common Stock, to a total of 94 accredited investors, including one director and two officers, for cash in the aggregate amount of $16,593,214. In connection with the private placement, the Company paid commissions to the placement agent equal to $802,251.18 and issued warrants to purchase 21,926 shares of Series D Preferred Stock at an exercise price of $20.00 per share.

    (4) In April 1995, the Company issued warrants to purchase 10,000 and 40,000 shares of Series D Preferred Stock, convertible into 10,000 and 40,000 shares of Common Stock, at an exercise price of $25.00 per share to two accredited investors pursuant to the terms of a Loan and Security Agreement, dated April 24, 1995, as amended March 8, 1996. These warrants were amended and restated in August 1996 to purchase 10,000 and 30,000 shares of Series D Preferred Stock, convertible into 10,000 and 30,000 shares of Common Stock, at an exercise price of $8.90 per share.

    (5) In September and November 1995, the Company issued and sold 392,159 shares of Series E Preferred Stock, convertible into 392,159 shares of Common Stock, and warrants to purchase 196,078 shares of Series E Preferred Stock, convertible into 196,078 shares of Common Stock at an exercise price of $20.00 per share to a total of 37 accredited investors, including one director and one individual who was an officer and a director, for cash in the aggregate amount of $7,843,200.

    (6) In December 1995, the Company issued a warrant to purchase 2,500 units at a price of $.50 per unit, with each unit consisting of 1 share of Series E Preferred Stock convertible into 2,500 shares of Common Stock, and one warrant to purchase 1/2 share of Series E Preferred Stock, convertible into 1,250 shares of Common Stock, at an exercise price of $20.00 per unit to Cooley Godward LLP, in connection with cancellation of accounts payable.

    (7) In March 1996, the Company issued and sold 37,500 shares of Series E Preferred Stock, convertible into 37,500 shares of Common Stock, and warrants to purchase 18,750 shares of Series E Preferred Stock, convertible into 18,750 shares of Common Stock, at an exercise price of $20.00 per share to an accredited investor pursuant to the terms of a License Agreement dated March 27, 1996.

    (8) In March and May 1996, the Company issued and sold 653,592 shares of Series G Preferred Stock, convertible into 653,592 shares of Common Stock, and warrants to purchase 980,392 shares of Common Stock, convertible into 980,392 shares of Common Stock, at an exercise price of $2.50 per share to a total of 64 accredited investors, including one director, three officers and two individuals who were officers and directors, for cash in the aggregate amount of $13,071,940.

The share amounts set forth give effect to the Company's 1-for-10 reverse stock split to be effected in October 1996 and assume the conversion of the Preferred Stock that will be effected upon the closing of the Offering. The sales and issuances of securities in the transactions described in paragraphs (2)-(8) were deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2), Regulation D or Regulation S promulgated thereunder. With respect to the grant of stock options described in paragraph (1), an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

Appropriate legends are affixed to the stock certificate issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits.


    1.1+   Underwriting Agreement.
    3.1++  Restated Certificate of Incorporation of the Registrant, as amended.
    3.2++  Bylaws of the Registrant.
    3.3++  Certificate of Amendment of the Restated Certificate of Incorporation of the
            Registrant to be effective upon stockholder approval.
    3.4++  Restated Certificate of Incorporation of the Registrant to be effective upon closing of the Offering.
    3.5++  Restated Bylaws of the Registrant to be effective upon the closing of the Offering.
    4.1    Reference is made to Exhibits 3.1 through 3.5.
    4.2+   Specimen Common Stock Certificate.
    5.1+   Opinion of Cooley Godward LLP as to legality of the Common Stock.

   10.1++  1992 Stock Option Plan, as amended.
   10.2++  1994 Equity Incentive Plan, as amended.
   10.3++  Non-Employee Directors' Stock Option Plan, as amended.
   10.4++  Form of Incentive Stock Option Grant.
   10.5++  Form of Non-Incentive Stock Option Grant.
   10.6++  Employee Stock Purchase Plan.
   10.7+   Promissory Note between Registrant and Louis G. Lange, M.D., Ph.D., dated September
            1996.
   10.8+   Promissory Note between Registrant and George F. Schreiner, M.D., Ph.D., dated
            September 1996.
   10.9+   Separation and Consulting Agreement between Registrant and Thomas L. Gutshall, dated
            September 1996.
   10.10++ Form of Indemnification Agreement between Registrant and its directors and officers.
   10.11++ Amended and Restated Investor Rights Agreement between the Registrant and the stockholders named therein, dated May 29, 1996.
   10.12++ Form of Series A Preferred Stock Warrant, and amendment thereto.
   10.13++ Amended and Restated Series B Preferred Stock Warrant to Genta Incorporated.
   10.14++ Form of Series D Preferred Stock Warrant to Alex Brown & Sons Incorporated.
   10.15++ Form of Amended and Restated Series D Preferred Stock Warrant.
   10.16++ Form of Series E Preferred Stock Warrant.
   10.17++ Series E Preferred Stock Warrant to Cooley Godward LLP.
   10.18++ Series E Preferred Stock Warrant to Syntex (U.S.A.) Inc.
   10.19++ Form of Common Stock Warrant.
   10.20++ Common Stock Warrant to Lease Management Services, Inc.
   10.21++ License Agreement between the Registrant and University of Florida Research
            Foundation, Inc., dated June 27, 1994.*
   10.22++ Research Agreement between the Registrant and University of Florida, dated June 27,
            1994.*
   10.23++ License Agreement between Registrant and Syntex (U.S.A.) Inc., dated March 27, 1996.*
   10.24++ License Agreement between Registrant and Bayer AG, dated May 7, 1996.*
   10.25++ Lease Agreement between Registrant and Matadero Creek, dated August 6, 1993 and addendum thereto; Letter Amendment to Lease Agreement, dated June 30, 1994 and
            Second Amendment to Lease Agreement, dated June 30, 1994.
   11.1++  Statement re computation of net loss per share.
   23.1    Consent of Ernst & Young LLP, Independent Auditors (see page II-7).
   23.2+   Consent of Cooley Godward LLP (included in Exhibit 5.1).
   24.1++  Power of Attorney (see page II-5).
   27.1++  Financial Data Schedule


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+   To be filed by amendment.

++  Previously filed.

*   Confidential treatment is being sought for portions of this exhibit.

(b)  Financial Statement Schedules

Consolidated Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS.

A. The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, CV Therapeutics, Inc. has duly caused this Amendment to Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on September 26 , 1996.


                       CV THERAPEUTICS, INC.

                       By: __________/S/____LOUIS G. LANGE, M.D., PH.D._________
                                       Louis G. Lange, M.D., Ph.D.
                            Chairman of the Board and Chief Executive Officer


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                       TITLE                         DATE
- ------------------------------------------------------  ----------------------------------  ---------------------

                                                        Chairman of the Board & Chief
            /S/LOUIS G. LANGE, M.D., PH.D.               Executive Officer (Principal        September 26, 1996
             Louis G. Lange, M.D., Ph.D.                 Executive Officer)

               /S/KATHLEEN A. STAFFORD                  Chief Financial Officer (Principal
                 Kathleen A. Stafford                    Financial and Accounting Officer)   September 26, 1996

                          *
                  Samuel D. Colella                     Director                             September 26, 1996

                          *
                  Thomas L. Gutshall                    Director                             September 26, 1996

                          *
            Barbara J. McNeil, M.D., Ph.D.              Director                             September 26, 1996

                          *
            Costa G. Sevastopoulos, Ph.D.               Director                             September 26, 1996

                          *
                J. Leighton Read, M.D.                  Director                             September 26, 1996

                          *
                     Isaac Stein                        Director                             September 26, 1996

          By: /S/LOUIS G. LANGE, M.D., PH.D.
             Louis G. Lange, M.D., Ph.D.

                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 23, 1996 (except for Note 10, as to which the
date is            , 1996), in the Registration Statement (Form S-1) and related
Prospectus of CV Therapeutics, Inc. for the registration of             shares
of common stock.

Palo Alto, California
          , 1996

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The foregoing is in the form that will be signed upon completion of the 1-for-10 reverse stock split and the closing of the Hambrecht & Quist loan described in
Note 10 to the consolidated financial statements.

                                          ERNST & YOUNG LLP

Palo Alto, California
September 25, 1996